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PRICING SUPPLEMENT NO. 183 DATED                     Filed Pursuant to
January 11, 1996 TO PROSPECTUS DATED                 Rule 424(b)(5)
March 29, 1994 AS AMENDED BY PROSPECTUS              File No. 33-51877
DATED October 14, 1995


                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series A
                Due 9 Months to 25 Years from date of issue

       Except as set forth herein, the General Term Notes (servicemark of J.W. Korth & Company) offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated October 14, 1995.

Aggregate Principal Amount:              $459,000.00
Original Issue Date (Settlement Date)     January 17, 1996
Stated Maturity Date:                     December 15, 1998
Issue Price to Public:                   100.00% of Principal Amount
Interest Rate:                           6.250% Per Annum
Interest Payment Dates:                  June 15 and December 15 and
                                         semi-annually thereafter
                                         Commencing June 15, 1996
Survivor's Option:                       [ X ] Yes   [   ] No
Optional Redemption:                     [   ] Yes   [ X ] No

       Agent                             Principal Amount of Notes
                                          Solicited by Each Agent
Prudential Securities Incorporated       $409,000.00
EVEREN Securities, Inc.                  $      0.00
First of Michigan Corporation            $      0.00
Roney & Co.                              $ 50,000.00
J.W. Korth & Company                     $      0.00
       Total                             $459,000.00

                                           Per Note
                                         Sold by Agents
                                          To Public          Total

Issue Price:                             $1,000.00         $459,000.00
Agent's Discount or Commission:          $    5.00         $  2,295.00
Maximum Dealer's Discount or
  Selling Concession:                    $    8.00         $  3,672.00
Proceeds to the Company:                 $  987.00         $453,033.00

CUSIP Number:   12589QHV1
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